Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 28, 2016, relating to the consolidated financial statements of ARI Network Services, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended July 31, 2016, and our report dated January 11, 2017, related to the financial statements of Auction 123 Inc., appearing in the Report on Form 8-K/A filed with the Securities and Exchange Commission on January 12, 2017.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 17, 2017